SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


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    14a-6(e)(2))
[ ] Definitive Proxy Statement
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[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                  Cortech, Inc.
                (Name of Registrant as Specified In Its Charter)


                                       N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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


                     THIS IS YOUR LAST OPPORTUNITY TO SIGN,
                        DATE AND MAIL THE WHITE PROXY TO
                           PRESERVE CORTECH'S CASH AND
                                   TECHNOLOGY!


Dear Fellow Stockholder:

                       WE HAVE A VIABLE STRATEGY FOR CASH
                         PRESERVATION AND FOR MAXIMIZING
                        CORTECH'S SCIENCE AND TECHNOLOGY
                                   PORTFOLIO.

         You have been told by Mr. Koether that he expects Cortech to lose $5.6 million per year and that we will run out of cash in two years. This assumption is based on second quarter financials which include one time charges and final restructuring costs. The extrapolation is erroneous.

         Our plan is to spend a net of approximately $1 to $1.5 million per year over the next two years ($.05 to $.08 per share per year). That minimal expenditure will allow us to keep our key people who have the expertise to explore, pursue and finalize arrangements with potential partners for our technology portfolio. We will not invest in new scientific products; we will only invest to market and advance our existing portfolio. If we conclude at any time during this period that Cortech's compounds and technology do not appear to have sufficient promise, we intend to pursue a strategic transaction or other means to put the Company's remaining funds (which should approximate $9 to $10 million or about $.50 per share) back in the hands of the shareholders.

                 THE TIME REMAINING TO CAST YOUR PROXY IS SHORT

         The expensive and divisive proxy contest forced upon all of us by Mr. Koether and his "Asset Value Fund" will be over at 9:00 am on September 4, 1998. This is probably your last opportunity to send a clear message to Mr. Koether and his hand picked business associates that Cortech has potential compounds and technology and current management has a prudent plan to further that technology while protecting your cash resources.

         By signing, dating and returning your enclosed WHITE management proxy card you can be sure that your Board of Directors will protect your potential technology and Cortech's cash.

                     WE HAVE THE NECESSARY EXPERTISE AT THE
                       BOARD AND CORPORATE LEVEL TO CREATE
                       VALUE FROM THIS TECHNOLOGY FOR OUR
                                  SHAREHOLDERS.

         We have previously discussed the scientific credentials of our Board and the potential of our science. We know the history of our compounds both preclinically and clinically; we know how they are best manufactured, purified and synthesized; we understand our patents; we know why the compounds may work and to what medical conditions they are best applied. Our science is hard science. We know what the FDA requires to bring compounds through the development stage and for eventual approval and also what is required to market them to potential partners. You should also know that Institutional Shareholder Services, the country's leading provider of proxy analysis and voting advice to major financial institutions, has recommended that its clients execute their votes for management's nominees on the WHITE proxy card and discard the dissident's green proxy card. We urge you to do the same.

         Please take this opportunity to sign, date and return the enclosed WHITE proxy card to ensure that Cortech's hard won technology portfolio is not squandered. And, in the process, we will also protect much of the Company's cash.

         On behalf of your Board of Directors, thank you for your continued support.


                                               Sincerely,

                                               [GRAPHIC OMITTED]
                                               Bert Fingerhut
                                               Chairman of the Board and
                                               Acting Chief Executive Officer

August 25, 1998


                                   Important

                  Your vote is important. Please take a moment to sign, date and promptly mail your WHITE proxy card in the postage-paid envelope provided.
Remember, do not return any proxy card sent to you by Mr. Koether, even as a protest vote. Doing so will invalidate your vote for your Board nominees. Properly voting the enclosed WHITE proxy card automatically revokes any proxy card previously signed by you. Remember, only your latest dated and signed proxy card will be voted.

                  Even if you are planning to attend the Annual Meeting, we urge you to complete and return the enclosed WHITE proxy card so that your shares will be represented. If you do attend the Annual Meeting, you may revoke your proxy at any time and vote your shares personally.

                  If your shares are registered in the name of a broker or bank, only your broker or bank can execute a proxy and vote your shares and only after receiving your specific instructions. Please contact the person responsible for your account and direct him or her to execute a proxy on your behalf today. Additionally, mail your proxy at once in the envelope provided. If you have any questions or need further assistance in voting, please call:

                              D.F. King & Co., Inc.
                                 77 Water Street
                              New York, N.Y. 10005
                            (212) 269-5550 (Collect)

                         Call Toll-Free 1-800-848-3051